Exhibit 99.1

Press release: Source: Purchasesoft, Inc.

Monday, February 23, 2004

PurchaseSoft Acquires Computer Information Enterprises, Inc of Irvine, California

LA JOLLA, CA.

PurchaseSoft, Inc. (OTC: Pink Sheets PURC.PK) today announced it has acquired privately held Computer Information Enterprises, Inc. assets and licensing technologies for stock, and the assumption of certain liabilities. Computer Information Enterprises, Inc. is a leading provider of seamlessly integrated, powerful document management and workflow applications, specifically designed for Microsoft Solutions® ERP systems.

Steve Flagg, PurchaseSoft Chairman and CEO commented, “PurchaseSoft’s acquisition of Computer Information Enterprises will further expand our role in Microsoft Solutions® ERP systems and enhance our offerings to our international customer base. Computer Information Enterprises has a growing customer base, superior market position, and dedicated employees. They are exactly the type of company we will pursue in the future as part of our continuing acquisition plans”.

Craig Chandler, CEO of Computer Information Enterprises, stated, “Becoming a PurchaseSoft company gives Computer Information Enterprises, Inc. great future opportunities. With the experience of PurchaseSoft we gain access to talents and complementary products as well as international markets. Our document management technology and integration expertise will be used to help extend the marketplace for various PurchaseSoft products.”

About Computer Information Enterprises, Inc.:  Founded in 1976, Computer Information Enterprises is the software developer of ImageLink and AP-Distar, document management and workflow solutions.  The company’s product line provides an intuitive, seamless integration with Microsoft Solutions® Solomon IV and Great Plains ERP systems.

About PurchaseSoft: Founded in 1977, PurchaseSoft provides a complete product suite to address enterprise procurement requirements from requisitioning to analytics and sourcing.  The company draws on its historical expertise in purchasing to provide robust solutions to small and mid-size businesses.

This press release contains forward-looking statements relating to, among other things, the expected benefits of the Company’s recent acquisitions. Such statements reflect management’s best judgment based on factors currently known but are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company’s ability to finalize large client contracts, fluctuations in customer demand for the Company’s products and services, intensity of competition from application vendors, delays in product development, the Company’s ability to control expenses, general economic and industry conditions, terrorist activities, the Company’s ability to integrate acquired businesses, the effect of the acquisitions on customer demand for the Company’s products and services, and those risks described in the Company’s filings with the Securities and Exchange Commission, PurchaseSoft cautions investors that it may not update any or all of the foregoing forward-looking statements.